Exhibit 10.1

September 2, 2022

Re:	Series B Warrants to Purchase Shares of Common Stock dated as of April 28, 2021

Dear Warrant Holder:

Immunome, Inc. (the “Company”) previously issued certain Series B Warrants (the “Series B Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) pursuant to a Securities Purchase Agreement dated April 26, 2021 by and among the Company and the purchasers identified on the signature pages thereto. Capitalized terms used but not defined in this notice have the respective meanings given to them in the Series B Warrants.

The purpose of this notice is to inform each holder of a Series B Warrant of the following changes to the Warrants, effective from and after the date of this notice:

1.           At any time prior to the Expiration Date of the Series B Warrants, the Company will permit the exercise of the Series B Warrants at the Exercise Price of $10.00 per share (the adjustment provisions included in the Warrants will continue to govern in accordance with their terms) in lieu of the current Exercise Price of $45.00 per share.

2.           The Company will not exercise its “call” rights included in Section 1(c) of the Warrants, and therefore Section 1(c) of the Warrants is hereby removed.

Except for the matters set forth in this notice, all other terms of the Series B Warrants shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company has caused this notice to be executed by its duly authorized representative.

IMMUNOME, INC.

By:	/s/ Purnanand D. Sarma, Ph.D.
	Name:	Purnanand Sarma, PhD
	Title:	Chief Executive Officer

Immunome, Inc. | 665 Stockton Drive | Suite 300 | Exton, PA 19341